UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

(Date of earliest event reported):  May 8, 2009

Tanger Factory Outlet Centers, Inc.
Tanger Properties Limited Partnership
(Exact Name of Registrant as Specified in Charter)

North Carolina North Carolina (State or Other Jurisdiction of Incorporation)	1-11986 333-3526-01 (Commission File Number)	56-1815473 56-1822494 (IRS Employer Identification No.)

3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (336) 292-3010

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Matters

On May 8, 2009, Tanger Factory Outlet Centers, Inc. (the "Company") announced the results of the previously announced offer to exchange common shares of the Company for any and all of the outstanding 3.75% Exchangeable Senior Notes due 2026 (the “Notes”) of Tanger Properties Limited Partnership (the "OP").

As of 5:00 p.m., New York City time, on May 7, 2009, the scheduled expiration date, $142,290,000 in aggregate principal amount of the Notes, representing approximately 95.2% of the $149.5 million aggregate principal of Notes outstanding prior to the exchange offer, had been validly tendered and not validly withdrawn in the exchange offer. The OP has accepted for payment all Notes validly tendered and not validly withdrawn in the exchange offer and the settlement will be made promptly in accordance with the terms of the exchange offer.

In the aggregate, the exchange offer will result in the retirement of $142,290,000 principal amount of Notes, the issuance of approximately 4.9 million Company common shares and the payment of approximately $1.2 million in cash for accrued and unpaid interest and in lieu of fractional shares.  Following settlement of the exchange offer, $7,210,000 principal amount of Notes will remain outstanding.

A copy of this press release is attached to this current report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

The following exhibits are included with this Report:

Exhibit 99.1	Press release announcing results from exchange offer for Exchangeable Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 8, 2009

TANGER FACTORY OUTLET CENTERS, INC.

By:/s/ Frank C. Marchisello, Jr.
             Frank C. Marchisello, Jr.
     Executive Vice President, Chief Financial Officer and Secretary

TANGER PROPERTIES LIMITED PARTNERSHIP

By:TANGER GP TRUST, its sole general partner

By:/s/ Frank C. Marchisello, Jr.
             Frank C. Marchisello, Jr.
     Vice President, Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit No.

Exhibit 99.1	Press release announcing results from exchange offer for Exchangeable Notes.